Execution Version
AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT
This Amended and Restated Investment Management Agreement (this “Agreement”), dated as of February 23, 2022, is made by and between Third Point LLC, a Delaware limited liability company (the “Investment Manager”), SiriusPoint Ltd., a Bermuda company (“Holdco,” and together with any of its subsidiaries or Affiliates, and any successor or assignee thereto, including any acquirer of all or a substantial portion of its or any of its subsidiaries or Affiliates’ assets or stock by merger, amalgamation, reorganization, reconstitution, business combination or otherwise, the “Company”) and each of the other undersigned Company entities. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Fourth Amended and Restated Exempted Limited Partnership Agreement of Third Point Enhanced LP (the “Partnership”), dated February 23, 2022 (the “Partnership Agreement”).
WHEREAS, the Investment Manager and Third Point Reinsurance Ltd. entered into an Investment Management Agreement, dated as of August 6, 2020 (the “Original Agreement”), pursuant to which the Investment Manager agreed to provide certain discretionary investment management and non-discretionary investment advisory services to the Company;
WHEREAS, pursuant to that certain Plan of Merger, dated August 6, 2020, by and among Third Point Reinsurance Ltd., Yoga Merger Sub Limited and Sirius International Insurance Group Ltd., such parties underwent a merger with Holdco being the surviving entity in such merger;
WHEREAS, the Investment Manager and Holdco executed a term sheet, dated December 31, 2021 (the “Term Sheet”) setting out certain proposed arrangements related to the establishment of the TPOC Portfolio (as defined below) and certain changes to be made to the Original Agreement;
WHEREAS, the Company wishes to continue to engage the Investment Manager to provide certain discretionary investment management services with respect to the TPOC Portfolio and certain non-discretionary investment advisory services to the Company, and the Investment Manager wishes to be so engaged; and
WHEREAS, the parties wish to amend and restate the Original Agreement and enter into this Agreement to set forth and memorialize the terms pursuant to which each of them will perform its responsibilities in the roles described above.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:
1.Appointment of Investment Manager. On the terms and subject to the conditions set forth herein, the Company hereby (a) appoints the Investment Manager as investment manager of the TPOC Portfolio to, on an exclusive and discretionary basis, supervise and manage the investment and reinvestment of the TPOC Portfolio, which appointment includes acting as agent and attorney-in-fact for and on behalf of the Company in connection with exercising (and solely to the extent of) the powers and authorities specifically set forth in this Agreement with respect to the TPOC Portfolio, and (b) engages the Investment Manager to provide certain non-discretionary investment advisory services to the Company, including making recommendations, providing advice and performing such other activities as are contemplated hereunder, in each case of clauses (a) and (b), in accordance with and subject to the terms hereof (including, with respect to the TPOC Portfolio, the Investment Guidelines (as defined below)); and the Investment Manager accepts such appointment and engagement. In the course of providing the services contemplated by this Agreement, the Investment Manager shall

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act as a fiduciary and shall discharge its fiduciary duties and exercise each of its powers under this Agreement with the care, skill and diligence that a registered investment adviser, acting in a like capacity and familiar with insurance company matters, would use in the conduct of a like enterprise with like aims, taking into consideration the facts and circumstances then prevailing, and such fiduciary duties shall specifically include (but not be limited to) a duty: (i) to act with good faith; (ii) of loyalty to the Company; (iii) to provide full and fair disclosure of all material facts; (iv) to employ reasonable care to avoid misleading the Company; (v) with respect to the TPOC Portfolio, to act in a manner consistent with the Investment Guidelines; and (vi) with respect to the Advisory Services (as defined below), to act in a manner consistent with this Agreement.
2.TPOC Portfolio and Sub-Accounts.
(a)For purposes of this Agreement, the “TPOC Portfolio” shall consist of such cash and other assets contributed by the Company, and accepted by the Investment Manager, from time to time to one or more accounts with respect to which the Investment Manager has exclusive discretionary investment management authority pursuant to this Agreement (“Capital Contributions”), together with all investments and reinvestments of such Capital Contributions and the proceeds of and all earnings and profits on such Capital Contributions, including all interest, dividends and appreciation on investments, less depreciation of investments, reductions for expenses, fees and other obligations, and withdrawals from the TPOC Portfolio permitted hereunder. To the extent such Capital Contributions consist of amounts withdrawn from the Partnership (i) on November 30, 2021, December 31, 2021 and January 31, 2022, or (ii) on or after February 23, 2022 (the “Amendment Effective Date”) pursuant to the relevant provision of the Partnership Agreement permitting withdrawals the proceeds of which are intended to be reinvested in (x) the TPOC Portfolio, (y) funds, accounts, co-investments and/or other investment arrangements managed by Trawler Capital Management LLC (such funds, accounts, co-investments and/or arrangements, collectively, “Trawler”) or (z) any Other TP Accounts (as defined below), such amounts are referred to herein as “TPE Withdrawn Amounts.” The Company hereby agrees to contribute to the TPOC Portfolio all amounts withdrawn from the Partnership on November 30, 2021, December 31, 2021 and January 31, 2022 that have not been invested or committed for investment in Trawler or Other TP Accounts; provided that the Investment Manager shall provide the Company with at least 15 calendar days’ prior notice of any capital calls in respect of such obligation; provided further that the Company shall have the ability to delay any funding of such capital call by an additional 15 calendar days for capital calls equal to or greater than $100 million. The Company shall have the ability to make additional Capital Contributions (not including TPE Withdrawn Amounts) of at least $200 million, subject to identification by the Investment Manager of attractive opportunities consistent with the Investment Guidelines (as determined by the Investment Manager in its sole discretion).
(b)The Investment Manager shall establish a separate memorandum account in respect of each Capital Contribution by the Company (each such memorandum account, a “Sub-Account”) for purposes of determining the Management Fee, the Incentive Fee (each as defined below) and certain withdrawal terms applicable to each Sub-Account; provided that, to the extent multiple Capital Contributions are made, or deemed to be made, as of the same date, the Investment Manager may treat all such Capital Contributions as a single Capital Contribution; provided further that the Investment Manager and the Company may agree to treat multiple Capital Contributions as having been made simultaneously as of a particular date for some or all of such purposes (e.g., treating three Capital Contributions made over three consecutive months as having all been made as of the beginning of the second month). Subject to Section 2(c), each Sub-Account will be maintained and adjusted in a manner generally similar to the manner in which Capital Accounts (as such term is defined and used in the Partnership Agreement) established by the Partnership are maintained and adjusted pursuant to the terms of

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the Partnership Agreement, including with respect to the Net Capital Appreciation, Net Capital Depreciation and fees and expenses of the TPOC Portfolio attributable to each such Sub-Account and any withdrawals from the TPOC Portfolio in respect of each such Sub-Account (but not with respect to the Incentive Allocation and related terms of the Partnership Agreement). Notwithstanding anything herein to the contrary, unless otherwise agreed between the Investment Manager and the Company with respect to a particular Capital Contribution, any Capital Contribution that is made between the first and the 15th day of a calendar month will be deemed to have been made as of the first day of such calendar month, and any Capital Contribution that is made between the 16th and the last day of a calendar month will be deemed made as of the first day of the following calendar month.
(c)Notwithstanding anything herein to the contrary, the Investment Manager shall allocate and reallocate among the Company entities (i) exposure to particular investments in the TPOC Portfolio (whether at the time the applicable investment is made or thereafter), (ii) Capital Contributions, and (iii) all or a portion of any Sub-Account balance, in each case in accordance with the specific instructions or guidelines received from the Company from time to time (but no more frequently than monthly) with respect to such matters to address legal, tax, regulatory or other similar considerations applicable to such Company entities; provided that (x) the Investment Manager shall have a commercially reasonable period of time to implement any such specific instructions or guidelines after they are provided by the Company, and (y) to the extent any standing instructions or guidelines do not specifically address the allocation of a particular investment made by the Investment Manager for the TPOC Portfolio, such investment shall be allocated only to the Sub-Accounts of SiriusPoint Bermuda Insurance Company Ltd. unless and until such time as the Company instructs the Investment Manager otherwise subject in any event to clause (x) above. To the extent any TPOC Portfolio investment is allocated only to certain Company entities pursuant to the preceding sentence, all appreciation, deprecation and expenses attributable to such investment will be allocated only to the Sub-Accounts of the applicable Company entities. In addition, the Investment Manager shall have the authority to make such other adjustments to the maintenance of such Sub-Accounts (including for purposes of determining the Management Fee, the Incentive Fee and certain withdrawal terms applicable to such Sub-Accounts) as it deems appropriate in good faith to reflect the disproportionate allocation of investments and reallocation or transfer of Capital Contributions and Sub-Account balances set forth in this Section 2(c). For the avoidance of doubt, any such reallocation or transfer shall not be treated as a withdrawal and recontribution of the reallocated or transferred amount.
(d)For purposes of the maintenance of Sub-Accounts and the determination of the Management Fee, the Incentive Fee and permitted withdrawal amounts pursuant to this Agreement, the assets and liabilities of the TPOC Portfolio shall be valued by the Company (or its agent) as of the close of business on the last day of each Fiscal Period (which for purposes hereof, shall have a meaning equivalent to its definition in the Partnership Agreement but with respect to the TPOC Portfolio), in accordance with the Company’s valuation policies and procedures that have been provided by the Company to the Investment Manager prior to the Amendment Effective Date (the “Company Valuation Policy”), and the Company shall procure that such valuations are provided to the Investment Manager within 5 Business Days following each Fiscal Period-end; provided, however, that, in the event that the net asset value (the “NAV”) of the TPOC Portfolio based on the valuations provided by the Company (or its agent) for any applicable Fiscal Period-end is more than 0.10% less than the NAV of the TPOC Portfolio based on valuations determined by the Investment Manager in accordance with the IM Valuation Policy (as defined below) for such Fiscal Period-end (in each case, before giving effect to any Management Fee or Incentive Fee payable or accrued as of such Fiscal Period-end), the Company and the Investment Manager shall work together in good faith to resolve such difference; provided further that, in the event the Company and the Investment Manager are unable to agree on a resolution within 15 Business Days of the applicable Fiscal Period-end, each

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relevant asset or liability shall instead be assigned a value equal to the midpoint of the valuation range for such asset or liability determined by BlackRock or such other third-party valuation agent as the Investment Manager and the Company shall mutually select. The costs of any such third-party valuation shall be borne 50% by the TPOC Portfolio and 50% by the Investment Manager. The Company agrees to notify and consult with the Investment Manager prior to making any changes to the Company Valuation Policy or the Company’s valuation agent (or such agent’s valuation methodologies) to the extent such changes could reasonably be expected to have a material effect on valuations of TPOC Portfolio assets and liabilities. For the avoidance of doubt, the Investment Manager shall have no responsibility for the accuracy of any valuations determined by the Company or its agent.
3.Management of the TPOC Portfolio; Investment Guidelines.
(a)Management Generally. Without limiting the generality of the powers conferred upon it by Section 1, the Investment Manager shall be responsible for the investment and reinvestment of the assets of the TPOC Portfolio and, subject to the terms of this Agreement and the Investment Guidelines, shall have full authority in respect of the TPOC Portfolio:
(i)to buy, sell, sell short, hold and trade, on margin or otherwise and in or on any market or exchange within or outside the United States or otherwise, debt securities of and/or loans to domestic and foreign governmental issuers (including federal, state, municipal, governmental sponsored agency, global and regional development bank and export-import bank issuers) and domestic and foreign corporate issuers, direct consumer, commercial or mortgage loans, bank and debtor-in-possession loans, trade receivables, participations in any of the foregoing, mortgage and asset backed securities, commercial paper, preferred stock of domestic and foreign issuers, convertible securities, investment company securities, money-market securities, partnership interests, foreign currencies and currency forwards, futures contracts and options thereon, repurchase and reverse repurchase agreements, other securities, futures and derivatives (including equity, interest rate and currency swaps, swaptions, caps, collars and floors), asset hedging, rights and options on all of the foregoing and other investments, assets or property selected by the Investment Manager in its discretion, in each case to the extent permitted by the Investment Guidelines;
(ii)to open, maintain or close one or more sub-accounts with any Custodian (as defined below) pursuant to the applicable Custodial Agreement (as defined below);
(iii)to transfer funds (by wire transfer or otherwise) or securities (by transfer via the Depository Trust & Clearing Corporation or otherwise) (1) between the TPOC Portfolio’s Custodians (if more than one), (2) between sub-accounts maintained by any Custodian for TPOC Portfolio, (3) subject to Section 22(e), between the TPOC Portfolio and any account owned by other clients of the Investment Manager or (4) to or from any brokers or dealers engaged by the Investment Manager on behalf of the Company in connection with the investments permitted herein;
(iv)to select and open, maintain, and close one or more trading accounts with brokers and dealers for the execution of transactions on behalf of the Company and to negotiate, enter into, execute, deliver, perform, renew, extend, and terminate all contracts, agreements, and other undertakings on behalf of the Company with brokers, dealers, prime brokers or other counterparties;
(v)to engage an administrator selected with the approval of the Company to provide administrative services for the TPOC Portfolio; and

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(vi)to effect such other investment or related transactions involving the assets in the Company’s name and solely for the TPOC Portfolio, including to execute swaps, futures, options, licenses, undertakings and similar instruments and to make elections and to execute such other documents, agreements, contracts, powers of attorney, trust deeds, and the like with respect thereto and to enter into over-the-counter, exchange traded and other asset hedging and derivative transactions (including executing any and all contracts or agreements related thereto), with counterparties on the Company’s behalf as the Investment Manager deems appropriate from time to time in order to carry out the Investment Manager’s responsibilities hereunder; provided that the Investment Manager shall only engage in securities lending with respect to securities held in the TPOC Portfolio in accordance with appropriate general securities lending parameters (which may include approved and/or prohibited counterparties) established by mutual agreement of the Investment Manager and the Company. However, for the avoidance of doubt, specific approval shall not be required for securities lending on a security-by-security basis.
(b)Investment Guidelines.
(i)The Investment Manager shall manage the TPOC Portfolio in accordance with the investment and risk management guidelines attached as Schedule 1 to this Agreement (the “Investment Guidelines”). The Investment Guidelines may be amended from time to time by the Company in its sole discretion acting in good faith. In the event the Company determines, acting in good faith, to amend the Investment Guidelines, the Company shall notify the Investment Manager of the proposed amendment to the Investment Guidelines. In such event (A) the Company shall consult and work together in good faith with the Investment Manager to seek a mutually agreeable amendment to the Investment Guidelines that meets the Company’s concerns and other considerations giving rise to such proposed amendment while also taking into account any concerns of the Investment Manager related to such amendment, (B) to the extent that the Company and the Investment Manager are unable to agree on a mutually agreeable amendment to the Investment Guidelines within five (5) days of the Company proposing such amendment, the Chief Executive Officer of the Company shall consult with the Chief Executive Officer of the Investment Manager in good faith to seek a mutually agreeable amendment to the Investment Guidelines, and (C) to the extent that the Chief Executive Officer of the Company and the Chief Executive Officer of the Investment Manager are unable to mutually agree to an amendment to the Investment Guidelines within three (3) days of the deadline set forth in clause (B) above, the Company may unilaterally amend the Investment Guidelines in the form of the amendment initially proposed by the Company as modified to take into account any changes agreed between the Company and the Investment Manager pursuant to the process set forth in this sentence. In connection with any amendment to the Investment Guidelines, the Company agrees to consider in good faith any related changes to the Benchmark (as defined below) proposed by the Investment Manager in connection with such amendment to the Investment Guidelines. Any amendments to the Investment Guidelines shall be implemented by the Investment Manager within a commercially reasonable period of time (which the Investment Manager shall endeavor to make no longer than thirty (30) days) to permit the Investment Manager to transition the TPOC Portfolio into compliance with the revised Investment Guidelines.
(ii)Notwithstanding anything herein to contrary, for purposes of determining the TPOC Portfolio’s compliance with the Investment Guidelines, the assets and liabilities of the TPOC Portfolio shall be valued by the Investment Manager in accordance with the Investment Manager’s valuation policies and procedures for the TPOC Portfolio, as such policies and procedures may be amended from time to time (the “IM Valuation Policy”). The Investment Manager shall provide a copy of the IM Valuation Policy to the Company upon request and shall notify and consult with the Company prior to making any changes to the IM

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Valuation Policy to the extent such changes could reasonably be expected to have a material effect on valuations of TPOC Portfolio assets and liabilities.
(iii)Upon having actual knowledge that the TPOC Portfolio is not in compliance with the Investment Guidelines (e.g., as a result of market movements), the Investment Manager will promptly consult with the Chief Investment Officer of Holdco (the “CIO”) regarding any remedial actions to be taken. Following any such consultation, the Investment Manager shall implement any such remedial actions agreed upon with the CIO promptly (and, in any case, within 3 Business Days). Notwithstanding anything herein to the contrary, prior to the date on which the Company has made Capital Contributions to the TPOC Portfolio equal to at least $475 million, the NAV of the TPOC Portfolio for purposes of determining the Investment Manager’s compliance with any percentage limitations set forth in the Investment Guidelines will be deemed to equal $475 million.
(iv)Within 30 days following the end of each calendar quarter, the Investment Manager shall certify to the Company by e-mail whether the TPOC Portfolio was in compliance with the Investment Guidelines as of such quarter-end.
(c)Collaboration. The Investment Manager agrees to make itself reasonably available to the CIO on a regular basis (and, in any case, no less frequently than weekly) to discuss markets, trading activity, and cash planning for the Company in respect of the TPOC Portfolio, and to timely respond to the Company’s ongoing risk and capital management needs relating to the TPOC Portfolio as communicated by the CIO, in each case, subject to the reasonable capacity of the Investment Manager’s personnel to address such Company requests without interfering with the regular operations of the Investment Manager’s business. In addition, in the event the Company seeks to de-risk its investment portfolio, the Investment Manager shall make itself available, upon the request of the Company, to engage in discussions regarding potential solutions for de-risking the TPOC Portfolio and commensurate changes either to the Benchmark or the measurement period with respect to the Incentive Fee.
(d)Proxy Voting and Similar Matters. In accordance with the Investment Manager’s proxy policies and procedures, the Investment Manager or its agent is authorized, but shall not be required, to vote, tender or convert any securities in the TPOC Portfolio; to execute waivers, consents and other instruments with respect to such securities; to endorse, transfer or deliver such securities or to consent to any class action, plan of reorganization, merger, combination, consolidation, liquidation or similar plan with reference to such securities.
4.Advisory Services.
(a)The Investment Manager shall provide the Company with the following non-discretionary investment advisory services (the “Advisory Services”), in each case, to the extent requested by the Company or determined advisable and appropriate by the Investment Manager:
(i)advice relating to market inputs, asset allocation, tactical opportunities and surveillance of markets; research, sourcing and diligence of third-party investment managers (i.e., investment managers who are unaffiliated with the Investment Manager) and their investment products (to the extent reasonably available to the Investment Manager); sourcing and diligence of certain opportunistic trades and co-investment opportunities; and advice regarding the use of exchange traded funds and other capital markets instruments;
(ii)support with respect to execution, structuring and diligence of transactions, including in connection with private equity or venture capital sales, macro hedges,

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warrants and derivatives, public and private investments (including alternative investments), special purpose acquisition companies, insurtech, managing general agents and digital assets;
(iii)subject to the receipt of appropriate and commercially reasonable assistance and signing delegation from the Company’s personnel, using commercially reasonable efforts to establish relationships and accounts for the Company with “best-in-class” (as determined appropriate by the Investment Managers in its commercially reasonable discretion) financing counterparties and prime brokers (including to provide full trading access on the most beneficial terms with regard to the Company (as determined appropriate by the Investment Managers in its commercially reasonable discretion)), elimination, restoration or renegotiation of legacy accounts and help adapting to evolving needs of the Company;
(iv)procuring, to the extent reasonably available to the Investment Manager, market intelligence, including research access, data subscriptions, conference seats, outreach and pitches from counterparties and access to a Bloomberg terminal;
(v)support in preparing presentations to rating agencies or other regulatory entities that may be relevant to the Company’s investment portfolio;
(vi)collaborate with, and provide assistance to, the Company to construct the Company’s analytics and reporting capabilities; and
(vii)provide reasonable assistance in evaluating the Company’s investment portfolio from a climate risk and ESG perspective.
(b)In addition, as part of the Advisory Services, the Investment Manager shall provide the following services (“Portfolio Reporting”) to the Company: (i) estimate financial impact from stress scenarios for and across the TPOC Portfolio, the Partnership and Other TP Accounts in which the Company is invested (“TP Investments”), (ii) estimate and aggregate risk factor sensitivities for and across TP Investments; (iii) provide regular and ad hoc market risk and relative value analysis with respect to TP Investments, (iv) assist the Company in its design of similar reports and analytics with respect to other portfolios of the Company that have material exposures, and (v) use commercially reasonable efforts to provide the Company with other specifically requested ad hoc and regular analytics and reporting relating to the Company’s broader investment portfolio, to the extent (A) Portfolio Reporting can be provided by the Investment Manager without placing any undue burden or expense on the Investment Manager and subject to the reasonable capacity of the Investment Manager’s personnel to prepare such Portfolio Reporting without unduly interfering with the regular operations of the Investment Manager’s business, (B) the Investment Manager has been provided authorized access to the Company portfolio information necessary to prepare such Portfolio Reporting; provided that, without the Investment Manager’s prior written consent, the Company shall not provide the Investment Manager access to any material non-public information not otherwise in the possession of or available to the Investment Manager, (C) the Investment Manager possesses the appropriate personnel, tools, intellectual property and relevant licenses necessary to provide such Portfolio Reporting (and, for the avoidance of doubt, the Investment Manager shall have no obligation to acquire or hire, as applicable, any additional personnel, tools, intellectual property or licenses), and (D) the Investment Manager is provided a reasonable period of time to prepare such Portfolio Reporting. Notwithstanding anything in this Section 4(b) to the contrary, the Investment Manager shall not be required to prepare more than one (1) report for the Company pursuant to this Section 4(b) in any calendar month. The Company acknowledges and agrees that the Investment Manager shall have no liability for any mistakes, errors or omissions in any Portfolio Reporting resulting from any mistakes, errors or omissions in the data provided by the Company to the Investment Manager for use in preparing such Portfolio Reporting, or any losses

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suffered by the Company resulting from its use or reliance on such Portfolio Reporting in such circumstances.
(c)For the avoidance of doubt, the Investment Manager’s authority with respect to the Advisory Services shall extend only to the services set forth above and not to actually buying, selling or otherwise dealing in investments and other assets, or effecting any other transactions whatsoever, on behalf of the Company, or choosing the counterparties with which or through which to effect such transactions, and the Company shall have the sole and exclusive authority to make decisions regarding any investments of the Company or other matters with respect to which the Investment Manager provides advice as set forth in this Section 4.
(d)If the Company determines that it wishes to invest a portion of the investable assets that are not invested in the TPOC Portfolio, Trawler or Other TP Accounts in an alternative asset investment strategy, then the Company shall grant the Investment Manager a reasonable opportunity to make a presentation to it regarding its capabilities to manage the Company’s assets in such investment strategy, unless the CIO reasonably determines that the Investment Manager does not have the capability to execute such investment strategy.
5.Compensation.
(a)Advisory Fee. For the Advisory Services provided pursuant to this Agreement, the Company shall pay or cause to be paid to the Investment Manager a quarterly advisory fee, determined and paid as of the last day of each calendar quarter in arrears, equal to 1/4 of $1,500,000 (the “Advisory Fee”); provided that, each quarterly payment of the Advisory Fee shall be reduced, but not below zero, on a dollar-for-dollar basis, by the aggregate amount of any management fees paid by or in respect of the Company to the Investment Manager and its Affiliates during such calendar quarter in respect of any investments made by the Company following the Amendment Effective Date in the TPOC Portfolio, Trawler and/or any Other TP Accounts (which, for the avoidance of doubt, shall not include the funding of capital commitments made prior to the Amendment Effective Date) utilizing capital other than TPE Withdrawn Amounts (but not any appreciation on such investments, the fees paid in respect of which shall not reduce the Advisory Fee); provided further that such reduction with respect to the first three quarters of each calendar year may be based on estimates, with the final Advisory Fee payment of each calendar year adjusted upward or downward to correct any under or over-reduction of the preceding three quarterly payments as a result of reliance upon estimates. Subject to Section 11(b)(ii), if this Agreement, with respect to the Advisory Services, is terminated on any day other than the last day of a calendar quarter (other than in the case of the termination of this Agreement with respect to the Advisory Services pursuant to Section 11(b)(iii) following the occurrence of any Cause Event), the Investment Manager shall prorate the Advisory Fee payable in respect of the quarter during which such termination occurs based on the number of days during such calendar quarter that this Agreement was in effect.
(b)TPOC Management Fee. For the investment management services provided pursuant to this Agreement in respect of the TPOC Portfolio, the Company shall pay or cause to be paid to the Investment Manager, from the assets of each Sub-Account, a monthly management fee, determined and paid as of the last day of each calendar month in arrears, equal to 1/12 of 0.50% per month (i.e., 50 basis points per annum) of the NAV (which, for the avoidance of doubt, shall be net of any expenses charged to the Company in respect of the TPOC Portfolio pursuant to this Agreement) of such Sub-Account (without taking into account any accrued Incentive Fee or any Incentive Fee payable as of the applicable payment date) as of the end of each month (the “Management Fee”). If this Agreement is terminated with respect to the TPOC Portfolio on any day other than the last day of a calendar month (other than in the case of the withdrawal of all of the Company’s Sub-Accounts pursuant to Section 10(b)(v) following the

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occurrence of any Cause Event which results in the termination of this Agreement with respect to the TPOC Portfolio), the Investment Manager shall prorate the Management Fee payable in respect of the month during which such termination occurs based on the number of days during such calendar quarter that this Agreement was in effect.
(c)TPOC Incentive Fee.
(i)For purposes of this Agreement:
(A)“Benchmark Amount” in respect of a Sub-Account as of any Incentive Fee determination date, means the Period Starting NAV in respect of such Sub-Account plus (or minus, if negative) the Benchmark Percentage thereon.
(B)“Benchmark Percentage” in respect of a Sub-Account as of any Incentive Fee determination date, means the return (positive or negative) of the Bloomberg Intermediate Corporate Total Return Index Value Unhedged USD (ticker: LD06TRUU) (the “Benchmark”) since the most recent Incentive Fee payment in respect of such Sub-Account (or, if no Incentive Fee has previously been paid in respect of such Sub-Account, the date upon which such Sub-Account was established—i.e., the date of the initial Capital Contribution to such Sub-Account) plus 1% per annum.
(C)“First Step-Up Threshold” in respect of a Sub-Account means an amount equal to the Benchmark Amount in respect of such Sub-Account as of the applicable Incentive Fee determination date plus 2.5% per annum of the Period Starting NAV in respect of such Sub-Account.
(D)“Period Outperformance” in respect of a Sub-Account as of any Incentive Fee determination date, means the amount by which the Period Ending NAV exceeds the Benchmark Amount in respect of such Sub-Account, if positive, or zero if such amount is negative.
(E)“Period Ending NAV” in respect of a Sub-Account means the NAV of such Sub-Account as of the applicable Incentive Fee determination date (after giving effect to any Management Fees paid or payable on or prior to such date).
(F)“Period Starting NAV” in respect of a Sub-Account means the NAV of such Sub-Account immediately following the most recent Incentive Fee payment (other than any Incentive Fee payment made in respect of a partial withdrawal (as described in Section 5(c)(iii))) in respect of such Sub-Account (or, if no Incentive Fee has previously been paid in respect of such Sub-Account, the date upon which such Sub-Account was established—i.e., the initial Capital Contribution to such Sub-Account).
(G)“Second Step-Up Threshold” in respect of a Sub-Account means an amount equal to the Benchmark Amount in respect of such Sub-Account as of the applicable Incentive Fee determination date plus 5% per annum of the Period Starting NAV in respect of such Sub-Account.
(ii)For the investment management services provided pursuant to this Agreement in respect of the TPOC Portfolio, the Company shall also pay or cause to be paid to the Investment Manager, from the assets of each Sub-Account, an annual incentive fee (the

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“Incentive Fee”), determined and payable as of the last calendar day of each calendar year in an amount equal to 15% of the Period Outperformance in respect of such Sub-Account; provided that (x) no Incentive Fee will be payable in respect of a Sub-Account as of the end of any calendar year if the Period Ending NAV of such Sub-Account is less than the Period Starting NAV in respect of such Sub-Account (regardless of whether there is Period Outperformance in respect of such Sub-Account), (y) the Incentive Fee in respect of a Sub-Account will be reduced to the extent necessary so that the payment of the Incentive Fee in respect of such Sub-Account does not reduce the NAV of such Sub-Account below the Period Starting NAV of such Sub-Account, and (z) to the extent the Incentive Fee in respect of a Sub-Account is reduced pursuant to clause (y) above, the amount of such reduction shall increase the Incentive Fee in respect of such Sub-Account in subsequent Incentive Fee period(s) for which an Incentive Fee is payable in respect of such Sub-Account (subject to clause (y)) until the entire amount of such reduction has been paid.
(iii)In the event of any intra-year withdrawal from a Sub-Account, the Incentive Fee will be determined and paid with respect to the withdrawn portion of the applicable Sub-Account as of the date of withdrawal as if such withdrawal date were the last day of a calendar year. For the avoidance of doubt, in such case, the applicable Benchmark Percentage will be determined only through the withdrawal date (e.g., the Benchmark Percentage with respect to a June 30 withdrawal from a Sub-Account established on January 1 of the same year would equal the return of the Benchmark only through such June 30 plus 0.5%), and the same principle shall apply in connection with the calculation of the Incentive Fee and Incremental Cumulative Incentive Fee (as defined below) on the Incremental Cumulative Incentive Fee Date (as defined below), including that the First Step-Up Threshold and the Second Step-Up Threshold percentages will be prorated with respect to year in which the Incremental Cumulative Incentive Fee Date occurs based on the portion of such year that has elapsed as of the Incremental Cumulative Incentive Fee Date. In addition, an Incremental Cumulative Incentive Fee shall be determined and, if positive, paid by the Company in respect of any withdrawn portion of a Sub-Account based on the principles set forth in Section 5(c)(iv) as if the date of withdrawal were the Incremental Cumulative Incentive Fee Date with respect to such withdrawn portion. Following any withdrawal from a Sub-Account (other than a withdrawal as of a year-end on which an Incentive Fee is paid in respect of such Sub-Account), the Period Starting NAV in respect of such Sub-Account shall be proportionally reduced (i.e., by the percentage of the Sub-Account that was withdrawn) for purposes of determining any future Incentive Fee in respect of such Sub-Account. For purposes of determining the Incentive Fee, withdrawals will be effected on a first-in, first-out basis, such that withdrawals will be made first from the earliest established Sub-Account until such Sub-Account is fully withdrawn and eliminated and then from the next established Sub-Account, and so on; provided, however, that if a withdrawal is made pursuant to Section 10(a), such first-in, first-out principle shall be applied only with respect to the Sub-Accounts, or portions thereof permitted to be withdrawn pursuant to Section 10(a).
(iv)Upon the earlier of (x) the termination of this Agreement with respect to the TPOC Portfolio and (y) the Five-Year Anniversary Date (the “Incremental Cumulative Incentive Fee Date”), the Incentive Fee in respect of each Sub-Account shall be determined and paid as if the Incremental Cumulative Incentive Fee Date were the last day of a calendar year. In addition, immediately after giving effect to such Incentive Fee payment, the Investment Manager shall calculate the Cumulative Incentive Fee Amount (as defined below) in respect of each remaining Sub-Account, and, if the Cumulative Incentive Fee Amount exceeds the aggregate Incentive Fee actually paid in respect of any such Sub-Account as of the Incremental Cumulative Incentive Fee Date (excluding any Incentive Fee paid in respect of any withdrawn portion of such Sub-Account), the Company shall pay or cause to be paid to the Investment Manager the amount of such excess from the assets of the applicable Sub-Account (such payment, an “Incremental Cumulative Incentive Fee”). “Cumulative Incentive Fee Amount,” in respect of a Sub-Account, shall mean a notional Incentive Fee calculated on a

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cumulative basis from the establishment of such Sub-Account through the Incremental Cumulative Incentive Fee Date as if no Incentive Fee had been paid in respect of such Sub-Account on or prior to the Incremental Cumulative Incentive Fee Date (i.e., the Period Outperformance for such calculation would equal the cumulative outperformance, if any, of the applicable Sub-Account relative to the cumulative Benchmark return plus 1% per annum from the establishment of such Sub-Account through the Incremental Cumulative Incentive Fee Date) in an amount equal to: (i) 20% of the Period Outperformance in respect of such Sub-Account up to the First Step-Up Threshold; (ii) 25% of the Period Outperformance in respect of such Sub-Account in excess of the First Step-Up Threshold but less than the Second Step-Up Threshold; and (iii) 30% of the Period Outperformance in respect of such Sub-Account in excess of the Second Step-Up Threshold; provided that, for purposes of such calculation, (A) clauses (x) and (y) of Section 5(c)(ii) shall apply, (B) the cumulative performance of such Sub-Account shall be determined as if no Management Fees had been paid in respect of such Sub-Account on a monthly basis prior to the Incremental Cumulative Incentive Fee Date but instead the aggregate Management Fees actually paid in respect of such Sub-Account (excluding any such Management Fees paid in respect of any withdrawn portion of such Sub-Account) were paid on the Incremental Cumulative Incentive Fee Date, and (y) any withdrawals from such Sub-Account since its establishment shall proportionally reduce (i.e., by the percentage of the Sub-Account that was withdrawn) the Period Starting NAV in respect of such Sub-Account.
(v)On or following the second anniversary of the Amendment Effective Date, the Investment Manager and the Company shall review the performance of the TPOC Portfolio relative to the Benchmark (including any excess volatility relative to Benchmark) to determine whether the Benchmark remains an appropriate benchmark by which to measure the performance of the TPOC Portfolio, and, by mutual agreement, may amend the Benchmark accordingly.
6.Expenses.
(a)General. Each of the Investment Manager and the Company shall bear its own expenses in connection with the negotiation of this Agreement, including legal and accounting expenses. In addition, any Company-level expenses (e.g., audit and tax preparation expenses and any income or similar taxes imposed on the Company) shall be borne by the Company out of its operating assets (and not out of the assets of the TPOC Portfolio) and shall not reduce the NAV of the TPOC Portfolio for purposes of calculating the Management Fee or the Incentive Fee.
(b)Expenses Related to Advisory Services. The Company shall be responsible for any expenses it itself incurs in connection with any activities or actions it takes in connection with the Advisory Services (e.g., transaction costs, interest expenses, taxes, regulatory fees, etc.). To the extent the provision of any of the Advisory Services would cause the Investment Manager to incur out-of-pocket expenses payable to third parties (e.g., certain research expenses, subscription services and expenses of consultants or other professional advisors) for which the Investment Manager wishes to be reimbursed, the Investment Manager shall, prior to providing such services, seek the approval of the Company to incur such expenses. In the event that the Company approves the incurrences of such expenses, the Company shall reimburse the Investment Manager therefor. In the event that the Company does not approve the incurrences of such expenses, then, notwithstanding anything herein to the contrary, the Investment Manager shall not be obligated to provide the Advisory Services giving rise to such expenses.
(c)TPOC Portfolio Expenses.
(i)Any and all expenses incurred by, or on behalf of the Company, in connection with and directly attributable to the TPOC Portfolio’s administration, investments,

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operations and any other matters referred to in Section 3, other than those expenses borne by the Investment Manager and any Company-level expenses described in Section 6(a) (collectively, “TPOC Expenses”), shall be borne and paid by the Company (or reimbursed to the Investment Manager by the Company, to the extent paid by the Investment Manager) out of the assets of the TPOC Portfolio (or other Company assets), and the Investment Manager is hereby authorized to incur such TPOC Expenses; provided, however, that, without the approval of the CIO, aggregate TPOC Expenses in any calendar year (but excluding, for purposes of this cap, Management Fees, Incentive Fees, TPOC Expenses described in Sections 6(c)(iv)(A) and 6(c)(iv)(C), the use of “soft dollars” and, for the avoidance of doubt, any indemnification payments pursuant to Section 9) shall not exceed (A) with respect to the 2022 calendar year, the greater of (1) $1,420,000 and (2) the product of (x) 0.002 and (y) the average NAV (calculated as the average NAV as of each calendar month end) of the TPOC Portfolio for such calendar year, and (B) with respect to each succeeding calendar year, the product of (x) 0.002 and (y) the average NAV (calculated as the average NAV as of each calendar month end) of the TPOC Portfolio for such calendar year. For the avoidance of doubt, all TPOC Expenses actually borne by the Company shall reduce the NAV for purposes of determining any Management Fee and/or Incentive Fee.
(ii)From time to time the Investment Manager shall be required to make determinations regarding whether certain TPOC Expenses should be borne solely by the TPOC Portfolio or in conjunction with one or more Other TP Accounts. Subject to certain exceptions such as tax or similar restrictions, all investment related TPOC Expenses are expected to be shared by the TPOC Portfolio and any Other TP Accounts pro rata to their relative participation in that investment (or contemplated participation), while other TPOC Expenses shall generally be borne pro rata by the TPOC Portfolio and certain or all Other TP Accounts based on their relative NAVs. In any case, the Investment Manager shall allocate the TPOC Expenses among the TPOC Portfolio and any Other TP Accounts in a fair and reasonable manner and in a manner consistent with the Investment Manager’s expense allocation policies, which shall not be amended or modified in a manner materially adverse to the Company without the prior consent of the Company. In addition, the Investment Manager shall provide the Company with reports as of each quarter-end setting forth the TPOC Expenses during such quarter and the relative allocation of any shared expenses among the TPOC Portfolio and any Other TP Accounts (in the aggregate), and the Investment Manager shall make itself reasonably available to discuss any such allocations with the Company.
(iii)For the avoidance of doubt, the Investment Manager is responsible for, and the Company shall not pay: (i) travel expenses of its principals and employees; (ii) the Investment Manager’s own overhead expenses, including salaries, bonuses, benefits, rent and other overhead; and (iii) information services, software, technology and data services purchased primarily for the benefit of the Investment Manager’s “own” purposes (but, for the avoidance of doubt, not the TPOC Portfolio’s share of those information services, software, technology and data services expenses primarily utilized in connection with the Investment Manager’s investing, portfolio management and risk management functions with respect to the TPOC Portfolio, which shall be paid or reimbursed by the Company).
(iv)For illustrative purposes, TPOC Expenses may include:
(A)brokerage commissions and services and similar expenses necessary for the TPOC Portfolio to receive, buy, sell, exchange, trade and otherwise deal in and with securities and other property of the TPOC Portfolio (including expenses relating to spreads, short dividends, negative rebates, financing charges and currency hedging costs);
(B)any costs associated with engaging service providers, including Custodians, administrators and prime brokers;

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(C)interest costs and taxes imposed with respect to the assets of the TPOC Portfolio (including governmental fees or other charges payable by or with respect to or levied against the TPOC Portfolio, its investments, or to federal, state or other governmental agencies, domestic or foreign, including real estate, stamp or other transfer taxes and transfer, capital and other taxes, duties and costs incurred in connection with the making of investments by the TPOC Portfolio, but, for the avoidance of doubt, excluding any income or similar taxes imposed on the Company);
(D)custodian and transfer agency services (including the costs, fees and expenses associated with the opening, maintaining and closing of bank accounts, custodial accounts and accounts with brokers or other trading intermediaries or counterparties on behalf of the TPOC Portfolio (including the customary fees and charges applicable to transactions in such broker accounts));
(E)research specifically for the benefit of the TPOC Portfolio (including computer, newswire, quotation services, publications, periodicals, subscriptions, data services and data base processing that are directly related to research activities on behalf of the TPOC Portfolio);
(F)fees of providers of specialized data and/or analysis as to specific companies, sectors or asset classes in which the TPOC Portfolio has made or intends to make an investment;
(G)transactional expenses, legal fees and related expenses incurred in connection with TPOC Portfolio investments or contemplated potential investments or the ongoing existence of the TPOC Portfolio, including fees or costs related to due diligence, investigation and negotiation of potential investments of the TPOC Portfolio, whether or not such investments are consummated; provided that the Company shall be allocated no more than its pro rata share of any expenses incurred in connection with unconsummated investments involving one or more Other TP Accounts;
(H)any costs (including legal costs) associated with serving on or nominating or appointing a third party to serve on the board or credit committee of a portfolio company on behalf of the Company (including any compensation paid to third parties in relation to serving in such capacity) and any related expenses;
(I)legal and compliance third-party fees and expenses allocated to the TPOC Portfolio to the extent the Investment Manager has reasonably determined that such services are related to, or otherwise benefiting, the establishment, or operational, investment or trading activities, of the TPOC Portfolio including filing and registration fees and expenses;
(J)the TPOC Portfolio’s pro rata share of 80% of any insurance premiums (other than wrongful employment practices insurance, premises liability insurance and insurance covering similar risks (e.g., covering liabilities of the Investment Manager in its capacity as an employer or landlord/tenant)), including the cost of any insurance covering the potential liabilities of the Investment Manager or its Affiliates;
(K)third-party valuation services (including fees of pricing, data and exchange services and financial modeling services);

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(L)Management Fees;
(M)Incentive Fees; and
(N)liquidation expenses.
7.Custodian.
(a)The assets of the TPOC Portfolio shall be held by one or more custodians, trustees or securities intermediaries duly appointed by the Company (each, a “Custodian”), in one or more accounts at each such Custodian pursuant to custodial, trust or similar agreements approved by the Company (each, a “Custodial Agreement”). The Investment Manager may open new sub-accounts in respect of TPOC Portfolio assets under any Custodial Agreement, and cause the assets of the TPOC Portfolio to be held in such sub-accounts established with the applicable Custodian in accordance with such Custodial Agreement. Subject to Section 3, the Investment Manager is authorized to give instructions to each Custodian, in writing, with respect to all investment decisions regarding the TPOC Portfolio. Nothing contained herein shall be deemed to authorize the Investment Manager to take or receive physical possession of any of the assets for the TPOC Portfolio, it being intended that sole responsibility for safekeeping thereof (in such investments as the Investment Manager may direct) and the consummation of all purchases, sales, deliveries and investments made pursuant to the Investment Manager’s direction shall rest upon the Custodians. The Custodians may be changed from time to time upon the written instructions of the Company.
(b)The Company shall instruct each Custodian to send the Investment Manager duplicate copies of all TPOC Portfolio statements given to the Company by the Custodian.
(c)The Company authorizes and directs each Custodian to debit its custodial account(s) maintained for the Company for all compensation and expenses payable hereunder. In connection therewith, the Investment Manager will send a statement to the Company and the applicable Custodian indicating the amount of the applicable fee(s) or expense(s) to be paid to the Investment Manager hereunder. The Company agrees that if such Custodian does not determine whether the Investment Manager’s fees are properly calculated, it will be the Company’s responsibility to undertake such verification. To the extent it is determined that any fees or expenses were incorrectly calculated or charged to the Company, the Investment Manager shall promptly repay any excess amounts paid by the Company.
8.Brokerage. The Investment Manager shall seek to obtain best execution in selecting brokers for transactions in the Company in respect of the TPOC Portfolio. It is understood that the Investment Manager may cause the Company to pay a broker a commission in excess of the amount of commission that another broker would have charged if the Investment Manager determines in good faith that the commission paid is reasonable in relation to the value of the brokerage or research services provided viewed in terms of the overall responsibilities with respect to the accounts as to which the Investment Manager exercises investment discretion. Any “soft dollar” arrangement between the Investment Manager and a broker relating to commissions generated by the TPOC Portfolio shall comply with Section 28(e) of the Securities Exchange Act of 1934, as amended. The Investment Manager shall provide such information

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regarding the brokers selected for the TPOC Portfolio and the TPOC Portfolio’s soft dollar arrangements and usage as the Company may request.
9.Limitation of Liability; Indemnification.
(a)The Investment Manager does not guarantee the future performance of the TPOC Portfolio or any investments recommended by, or in respect of which the Investment Manager provides Advisory Services pursuant to this Agreement, or any specific level of performance, the success of any investment decision or strategy that the Investment Manager may use, or the success of the Investment Manager’s advice and/or recommendations in respect of the Advisory Services or management of the TPOC Portfolio. The Investment Manager does not provide any express or implied warranty as to the performance or profitability of the TPOC Portfolio or any part thereof, or of any investments made by the Company pursuant to any advice and/or recommendations that may have been provided pursuant to the Advisory Services, or that any specific investment objectives will be successfully met. The Company understands that recommendations or investment decisions made by the Investment Manager are subject to various market, currency, economic, political and business risks, and that those recommendations or decisions will not always be profitable.
(b)Neither the Investment Manager nor any Affiliate or any members, associates, directors, officers, employees or agents of the Investment Manager or any Affiliate (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) shall be liable to the Company for any act or omission based upon honest errors of judgment, negligence or other fault in connection with the business or affairs of the Company, so long as the action or failure to act does not constitute Disabling Conduct. As used herein, references to the Partnership Agreement in the definition of “Disabling Conduct” shall be replaced by references to this Agreement.
(c)The Investment Manager shall indemnify, defend, hold and save harmless the Company or any member, partner, shareholder, principal, director, officer, employee or agent of the Company (each, a “Company Party”) against any Losses resulting from the Investment Manager’s or any Indemnified Party’s Disabling Conduct in connection with performance of services hereunder. The Investment Manager will provide written notice to the Company promptly if the Investment Manager identifies any matter that would result in Disabling Conduct.
(d)The Company shall indemnify each Indemnified Party to the fullest extent permitted by Law and to hold each Indemnified Party harmless from and with respect to any Losses in connection with the performance of services hereunder, other than any Losses arising out of the Investment Manager’s or the Indemnified Party’s Disabling Conduct. Further, the Company’s obligations under this Section 9 shall not apply (x) with respect to Losses arising out of any unsuccessful claim, action or demand (excluding counterclaims) by any Indemnified Party against the Company, or (y) with respect to Losses arising out of any claim, action or demand arising out of or related to disputes among the Investment Manager or any of its Affiliates. U.S. federal securities laws, under certain circumstances, impose liability even on Persons that act in good faith, and the Company is not waiving any rights it may have to the extent that such liability may not be waived, modified or eliminated under applicable Law but shall be construed so as to effectuate the provisions of this Section 9 to the fullest extent permitted by Law.
10.Withdrawals from the TPOC Portfolio.
(a)Except as permitted under this Section 10, the Company shall not withdraw any funds or assets constituting the TPOC Portfolio. The Company may withdraw any amount from the TPOC Portfolio up to (i) the full balance of any Sub-Account established in respect of any Capital Contribution not in respect of TPE Withdrawn Amounts and (ii) any Net Profits (as defined below) in respect of any other Sub-Account, in each case, as of any month

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end, upon not less than forty-five (45) days’ prior written notice to the Investment Manager. “Net Profits,” with respect to any Sub-Account as of any date of determination, shall mean the excess of the NAV of such Sub-Account as of such date over the aggregate amount of Capital Contributions made in respect of such Sub-Account.
(b)In addition, the Company may make withdrawals from any amounts from the TPOC Portfolio as follows:
(i)as of the Five-Year Anniversary Date or any anniversary thereof, all of the Company’s Sub-Accounts in their entirety (but not less than their entirety), upon not less than six (6) months’ prior written notice to the Investment Manager;
(ii)as of any month end, only in the event (A) the Company determines a withdrawal is necessary to prevent a negative credit rating action, which may include, but is not limited to, a rating downgrade, the assignment of a “Negative Outlook” or the placement of the Company “Under Review With Negative Implications” or any other similar negative rating action, or (B) the Company determines a withdrawal is necessary to diversify its assets pursuant to, or to avoid any non-compliance with or adverse consequences of, any Diversification Requirement; provided that the Company shall withdraw the minimum amount necessary under (A) or (B). Withdrawals pursuant to this Section 10(b)(ii) shall be made at the end of the calendar month that is more than 20 Business Days’ following the date of the prior written notice of such withdrawal to the Investment Manager. On a monthly basis, to the extent that amounts withdrawn pursuant to this Section 10(b)(ii) remain not invested in the TPOC Portfolio, the CIO shall review such means to determine whether they are preferable to maintaining an investment in the TPOC Portfolio that had been in place prior to such withdrawal;
(iii)as of any month end, if the TPOC Portfolio experiences negative net performance that, based on the reasonable determination of the CIO, constitutes underperformance compared to investment funds managed by third-party managers and pursuing the same or substantially similar investment strategy as the TPOC Portfolio (i.e., which measure performance relative to the Benchmark) for two or more consecutive calendar years commencing as of 2022, upon not less than 45 days’ prior written notice to the Investment Manager, and if, before electing to make such withdrawal, the CIO engages in direct discussions with the Chief Executive Officer of the Investment Manager to determine whether it is appropriate to adjust its allocation to the TPOC Portfolio; provided that the Chief Executive Officer of the Investment Manager makes himself available for such discussion upon the reasonable request of the CIO;
(iv)as of any month end, an amount no more than the amount recommended by the CIO in order to satisfy the then-current risk management guidelines of the Company, upon not less than 25 days’ prior written notice to the Investment Manager (any withdrawal made pursuant to this Section 10(b)(iv), a “Risk Management Withdrawal”); provided that (A) the Company must specify in its notice of withdrawal that such withdrawal is a Risk Management Withdrawal, (B) a Risk Management Withdrawal may not exceed the then-current Risk Management Withdrawable Amount determined pursuant to the Partnership Agreement, and (C) the amount of any Risk Management Withdrawal pursuant to this Agreement shall reduce the remaining Risk Management Withdrawable Amount (both for purposes of this Agreement and the Partnership Agreement);
(v)as of any month end, all or any of the Company’s Sub-Accounts, following the occurrence of any Cause Event, upon not less than 20 days’ prior written notice to the Investment Manager; provided that this withdrawal right shall cease if not exercised within 120 days of the Company receiving notice of the Cause Event or of pertinent facts that may give rise to a Cause Event, unless the Company receives new, material information relating to such

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Cause Event (in which case the 120-day period shall re-commence upon receipt of such new information);
(vi)as of any month end, all or any of the Company’s Sub-Accounts, following the determination of the Company to commence a Dissolution, upon not less than 45 days’ prior written notice to the Investment Manager, such withdrawal to be effective no sooner than, and conditioned upon, the commencement of such Dissolution; or
(vii)as of any month end, all or any of the Company’s Sub-Accounts, upon not less than 90 days’ prior written notice to the Investment Manager (A) following the occurrence of any Key Person Event (other than a Key Person Event arising out of the Disability of Daniel S. Loeb) or (B) following the occurrence of a Key Person Event arising out of the Disability of Daniel S. Loeb, provided that the Company submitted a withdrawal request to the Investment Manager following its receipt of notice of the related Disability Onset pursuant to Section 6.1.8 of the Partnership Agreement. Without limiting the foregoing, the Company shall use commercially reasonable efforts, prior to withdrawing in accordance with this Section 10(b)(vii), to grant the Investment Manager a reasonable opportunity to make a presentation to the CIO regarding its capabilities to continue to manage the TPOC Portfolio.
(c)The Investment Manager shall use commercially reasonable efforts to liquidate assets of the TPOC Portfolio in an orderly manner in order to enable the withdrawals set forth above to be satisfied in cash; provided that the Company may elect in its sole discretion to withdraw in kind any assets in the TPOC Portfolio that the Investment Manager would otherwise have liquidated to satisfy the applicable withdrawal. In the event that the Investment Manager determines that it would not be prudent, or anticipates that it may be unable, to effect such liquidations within the applicable timeframe, it shall consult with the CIO regarding appropriate actions to be taken (e.g., which assets to liquidate or potentially postponing the withdrawal in whole or part).
(d)As set forth in further detail in Section 5(c)(iii), withdrawals from the TPOC Portfolio will be subject to the Incentive Fee with respect to the withdrawn amount as if the withdrawal date were the last day of a calendar year, and will generally be effected on a “first in-first out” Sub-Account basis for purposes of determining such Incentive Fee.
(e)For the avoidance of doubt, except as otherwise provided in Section 10(b)(ii), nothing in this Agreement will prevent the Company from investing, reallocating or otherwise utilizing in its sole discretion amounts properly withdrawn from the TPOC Portfolio pursuant to this Section 10, including reallocating such amounts to third-party investment managers, and the Company will not be required to reinvest any such amounts in the TPOC Portfolio, Trawler and/or any Other TP Accounts.
11.Term; Termination.
(a)This Agreement may be terminated by the Investment Manager with respect to either or both of the TPOC Portfolio or the Advisory Services, in each case, as of any month-end provided that it has given the Company at least 120 days’ prior written notice of its intention to so terminate.
(b)Termination of the Advisory Services by the Company.
(i)The term of this Agreement with respect to the provision of the Advisory Services (the “Advisory Term”) shall expire on February 26, 2023 and shall automatically renew for successive one-year terms, unless either party terminates this Agreement with respect to the Advisory Services in accordance with this Section 11.

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(ii)This Agreement, solely in respect of the Advisory Services, may be terminated by the Company upon not less than 30 days’ prior written notice, effective as of the last day of the then-existing Advisory Term or as of any calendar month-end during such Advisory Term. Notwithstanding anything herein to the contrary, if this Agreement is terminated in respect of the Advisory Services pursuant to this Section 11(b)(ii) with effect as of any day other than the last day of the then-existing Advisory Term, then the Company shall pay the Investment Manager, within ten Business Days from the effective date of termination, an amount equal to the Advisory Fee that the Company would have been required to pay the Investment Manager through the last day of then-existing Advisory Term had the Agreement not terminated with respect to the Advisory Services prior to such day (and assuming that the amount of any investments made by the Company in the TPOC Portfolio, Trawler and/or any Other TP Accounts utilizing capital other than TPE Withdrawn Amounts as of the effective date of the termination would have been the same through the remainder of the then-existing Advisory Term); provided, however, that with respect to any Advisory Term beginning after February 26, 2023, if the effective date of termination is more than six (6) months’ prior to the end of such Advisory Term, the Company shall only be required to pay the Investment Manager such Advisory Fee for a period of six (6) months following the effective date of termination.
(iii)This Agreement, solely in respect of the Advisory Services, may be terminated by the Company, upon not less than five days’ prior written notice to the Investment Manager, following the occurrence of any Cause Event; provided that this termination right shall cease if not exercised within 120 days of the Company receiving notice of the Cause Event or of pertinent facts that may give rise to a Cause Event, unless the Company receives new, material information relating to such Cause Event (in which case the 120-day period shall re-commence upon receipt of such new information).
(iv)This Agreement, solely in respect of the Advisory Services, may be terminated by the Company, upon not less than 90 days’ prior written notice to the Investment Manager, (i) following the occurrence of any Key Person Event (other than a Key Person Event arising out of the Disability of Daniel S. Loeb) or (ii) following the occurrence of a Key Person Event arising out of the Disability of Daniel S. Loeb, provided that the Company submitted a notice of termination to the Investment Manager following the Company’s receipt of written notice of the related Disability Onset.
(c)Termination of the TPOC Portfolio by the Company.
(i)This Agreement, with respect to the TPOC Portfolio, shall remain in effect until terminated in accordance with this Section 11.
(ii)This Agreement, solely in respect of the TPOC Portfolio, shall automatically terminate upon the complete withdrawal of all of the assets in the TPOC Portfolio.
(iii)This Agreement, solely in respect of the TPOC Portfolio, may also be terminated by mutual agreement of the Company and the Investment Manager, in which case, the effective date of termination shall be 45 days’ following the date of such agreement to terminate.
(d)Termination of this Agreement with respect to either or both of the Advisory Services and the TPOC Portfolio shall not, however, affect liabilities and obligations incurred or arising from transactions initiated under this Agreement prior to the termination date (including, for the avoidance of doubt, the payments described in Section 5, if applicable), or consummation of any transactions initiated prior to the termination date. Following a notice to terminate, the Investment Manager shall work with the Company to effect a prompt and orderly transition and/or liquidation of assets of the TPOC Portfolio; provided that, following the

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effective date of the termination, the Investment Manager will have no obligation to recommend any action with respect to, or to liquidate, the assets in the applicable portfolio(s) nor shall the Investment Manager be required to incur any out of pocket expense in respect of such liquidation.
12.Representations, Warranties and Covenants.
(a)Holdco represents and warrants to the Investment Manager as of the date hereof as follows:
(i)the Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;
(ii)this Agreement constitutes a binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law;
(iii)the execution, delivery and performance of this Agreement by the Company do not violate (A) any law applicable to the Company, (B) any provision of the constituent documents of the Company, or (C) any agreement or instrument to which the Company is a party, except in each case for such violations as would not have a material adverse effect on the ability of the Company to perform its obligations under this Agreement;
(iv)no consent of any person, and no license, permit, approval or authorization of, exemption by, report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with the execution, delivery and performance of this Agreement other than those already obtained;
(v)the Company is not an investment company (as that term is defined in the Investment Company Act of 1940, as amended) nor exempt from the definition of investment company by reason of Section 3(c)(1) of such Act;
(vi)the Company is a “qualified institutional buyer” (“QIB”) as defined in Rule 144A under the Securities Act of 1933, as amended, and the Company will promptly notify the Investment Manager if the Company ceases to be a QIB;
(vii)the Company is a “qualified eligible person” (“QEP”) as defined in Commodity Futures Trading Commission Rule 4.7 (“CFTC Rule 4.7”), and the Company will promptly notify the Investment Manager if the Company ceases to be a QEP, and hereby consents to be treated as an “exempt account” under CFTC Rule 4.7 by the Investment Manager;
(viii)the Company is a “qualified purchaser” (“QP”) as defined in Section 2(a)(51) of the Investment Company Act of 1940, as amended, and the Company will promptly notify the Investment Manager if the Company ceases to be a QP;
(ix)none of the assets of the TPOC Portfolio, or with respect to which the Advisory Services are provided, are or will be “plan assets” of an employee benefit plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, and

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(x)the Company has adopted appropriate anti-money laundering policies and procedures consistent with the applicable requirements of the USA PATRIOT Act and any other applicable anti-money laundering laws and regulations.
Holdco shall promptly notify the Investment Manager in writing of any change in any of the foregoing representations and warranties.
(b)The Investment Manager represents and warrants, and with respect to clauses (vi)-(ix) below, covenants, to the Company as of the date hereof (and during the term of this Agreement), as follows:
(i)the Investment Manager has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;
(ii)this Agreement constitutes a binding obligation of the Investment Manager, enforceable against the Investment Manager in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law;
(iii)the execution, delivery and performance of this Agreement by the Investment Manager do not violate (A) any law applicable to the Investment Manager, (B) any provision of the articles of incorporation or by-laws of the Investment Manager, or (C) any agreement or instrument to which the Investment Manager is a party, except in each case for such violations as would not have a material adverse effect on the ability of the Investment Manager to perform its obligations under this Agreement;
(iv)no consent of any person, and no license, permit, approval or authorization of, exemption by, report to, or registration, filing or declaration with, any governmental authority is required by the Investment Manager in connection with the execution, delivery and performance of this Agreement other than those already obtained;
(v)the Investment Manager is registered under the U.S. Investment Advisers Act of 1940, as amended, as an “investment adviser”;
(vi)the Investment Manager shall continue to be registered under the U.S. Investment Advisers Act of 1940, as amended, as an “investment adviser” for as long as this Agreement is in full force and effect or until this Agreement is otherwise terminated in accordance with Section 11;
(vii)the Investment Manager believes that it has sufficient resources and personnel in place with the necessary experience to perform the Investment Manager’s obligations under this Agreement;
(viii)the Investment Manager has established, and will maintain at all times during the term of this Agreement, appropriate operational and technological policies, systems and controls that are subject to regular review and testing and are consistent with prevailing industry practice and applicable laws, including, without limitation, appropriate business continuity and disaster recovery plans; and
(ix)the Investment Manager has policies in place to ensure that it complies with all applicable laws, regulatory requirements and guidelines as well as the Investment Guidelines and any other policy approved by the Company.

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The Investment Manager shall promptly notify Holdco in writing of any change in any of the foregoing representations, warranties and covenants.
13.Notices. All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand, e-mail, or mailed by first class, registered mail, postage and registry fees prepaid and addressed as follows:
If to the Company:
SiriusPoint Ltd.
One World Trade Center, 46th floor
New York, New York 10006
Attn: Rachael Dugan
Email: rachael.dugan@siriuspt.com
If to the Investment Manager:
Third Point LLC
55 Hudson Yards
New York, NY 10001
Email: SPNT-TPOC@thirdpoint.com
Attention: Robin Brem
14.No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assignees. This Agreement and the rights and obligations of each party hereunder shall not be assignable or delegable without the consent of the other parties hereto, except that the Investment Manager may assign its rights and obligations hereunder to an entity that controls, is controlled by or is under common control with the Investment Manager; provided that no assignment or delegation by the Investment Manager of its obligations hereunder to any party shall relieve the Investment Manager of, or otherwise affect, any of the Investment Manager’s obligations under this Agreement. For purposes of this Section 14, with respect to the Investment Manager, the term “assignment” shall have the meaning set forth in Section 202(a)(1) of the U.S. Investment Advisers Act of 1940, as amended.
15.Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law of such state or of any other jurisdiction. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.
16.Venue. Any action, proceeding or claim relating in any way to, arising out of or concerning this Agreement or the Company’s affairs shall be brought and maintained exclusively in the Chancery Court of the State of Delaware, and each party irrevocably consents to the jurisdiction of such courts to the broadest extent possible for any such action, proceeding or claim and waives any objection to proceeding there that such party might have on the basis of inconvenient forum, improper venue, or otherwise; provided, that if the Chancery Court of the State of Delaware would not have or are found not to have subject matter jurisdiction over any action, proceeding or claim relating in any way to, arising out of or concerning this Agreement or the Company’s affairs, such action, proceeding or claim shall be brought and maintained exclusively in the Federal courts located in New York County, and each party irrevocably consents to the jurisdiction of such courts to the broadest extent possible for any such action,

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proceeding or claim and waives any objection to proceeding there that such party might have on the basis of inconvenient forum, improper venue, or otherwise.
17.Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party hereby (i) certifies that no representative, agent or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of a proceeding, seek to enforce the forgoing waiver and (ii) acknowledges that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this paragraph.
18.Right to Audit; Onsite Inspections; Duty to Respond to Regulatory Inquiries. The Company and its representatives shall have the right, at its own expense, to conduct an audit of the relevant books, records and accounts of the Investment Manager related to the TPOC Portfolio during normal business hours upon giving reasonable notice of their intent to conduct such an audit. In the event of such audit, the Investment Manager shall comply with the reasonable requests of the Company and its representatives and provide access to all books, records and accounts necessary to the audit. In addition, the Investment Manager acknowledges that the Company is subject to the regulatory and information requirements of Governmental Authorities (including the Bermuda Monetary Authority), and the Investment Manager shall allow onsite inspections as requested by any Governmental Authority or any external auditor of the Company; provide access to the Investment Manager’s books and records in respect of the TPOC Portfolio as requested by any Governmental Authority or any external auditor of the Company; and cooperate with, and respond to any inquiries addressed directly to the Investment Manager by, a Governmental Authority. The Company shall reimburse the Investment Manager for its reasonable out-of-pocket costs and expenses incurred by the Investment Manager in connection with any audit by the Company, its representatives or external auditor or a Governmental Authority or any inquiries from a Governmental Authority or an external auditor of the Company. The Investment Manager shall participate in the customary operational due diligence processes of the Company, including with respect to compliance and cybersecurity, on at least an annual basis, consistent with prior practice.
19.Books and Records. The Investment Manager shall keep and maintain proper books and records wherein shall be recorded the business transacted by it on behalf of, in the name of, or on account of the Company in respect of the TPOC Portfolio.
20.Reports. The Investment Manager shall furnish the Company with such information and reports relating to the TPOC Portfolio on a frequency and with such detail as the Company reasonably requests (including such information and reports as the Company may require to satisfy its regulatory obligations). Without limiting the generality of the foregoing, the Investment Manager shall promptly notify the Company in writing of (i) any development (to the extent the Investment Manager has actual knowledge thereof) which may have a material impact on the Investment Manager’s ability to perform its obligations hereunder effectively and in compliance with applicable laws and regulatory requirements; and (ii) if it becomes aware of the occurrence of any Cause Event.
21.Force Majeure. No party to this Agreement shall be liable for damages resulting from delayed or defective performance when such delays or defects (i) arise out of causes beyond the control and (ii) are without the fault or gross negligence of the offending party. Such causes may include, but are not restricted to, acts of God or of the public enemy, terrorism, acts

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of the state in its sovereign capacity, fires, floods, earthquakes, power failure, disabling strikes, epidemics, quarantine restrictions and freight embargoes.
22.Non-Exclusive Dealings with and by Investment Manager Parties; Conflicts of Interest; Acknowledgement of Risk.
(a)Although nothing herein shall require the Investment Manager to devote its full time or any material portion of its time to the performance of its duties and obligations under this Agreement, the Investment Manager shall furnish continuous investment management services for the TPOC Portfolio and, in that connection, devote to such services such of its time and activity (and the time and activity of its employees) during normal business days and hours as it shall reasonably determine to be necessary for the TPOC Portfolio to achieve its investment objective(s); provided, however, that nothing contained in this Section 22(a) shall preclude the Investment Manager or its Affiliates from acting, consistent with the foregoing, either individually or as a member, partner, shareholder, principal, director, trustee, officer, official, employee or agent of any entity, in connection with any type of enterprise (whether or not for profit), regardless of whether the Company, the TPOC Portfolio or the Investment Manager or any of its Affiliates has dealings with or invests in such enterprise.
(b)The Company understands that the Investment Manager will continue to furnish investment management and advisory services to others, and that the Investment Manager shall be at all times free, in its discretion, to make recommendations to others which may be the same as, or may be different from those made to the Company (including with respect to the TPOC Portfolio). The Company further understands that the Investment Manager or any of its Affiliates may or may not have an interest in the securities whose purchase and sale the Investment Manager may recommend for the Company (including with respect to the TPOC Portfolio). Actions with respect to securities of the same kind may be the same as or different from the action which the Investment Manager or any of its Affiliates or other investors may take with respect thereto. Without limiting the foregoing, the TPOC Portfolio and any other investment funds or accounts managed and/or advised by the Investment Manager and/or its Affiliates (including public or private collective investment vehicles), including any proprietary accounts (collectively, for the avoidance of doubt excluding the TPOC Portfolio, “Other TP Accounts”) may invest in different parts of the capital structure of a portfolio company (subject to the Company approval right set forth below), which could give rise to potential conflicts of interest. For example, the TPOC Portfolio may own a debt investment in a portfolio company while an Other TP Account owns an equity investment in the same portfolio company. If an Other TP Account made an equity investment in a portfolio company in which the TPOC Portfolio held a debt investment, the Investment Manager could be required to take actions for the Other TP Account that are adverse to the interests of the TPOC Portfolio, or vice versa (for instance, if the portfolio company underwent a reorganization or other major corporate event, conflicts could arise between the interests of debt holders and equity holders, and, accordingly, between the interests of the TPOC Portfolio and such Other TP Account). In addition, the TPOC Portfolio and an Other TP Account may invest in different debt instruments of a portfolio company, giving rise to conflicts concerning their respective entitlements or priority in a bankruptcy proceeding or other transaction. In some cases, the TPOC Portfolio may own a debt investment in a portfolio company while an Other TP Account owns both an equity investment and a debt investment in the same portfolio company. In connection with the foregoing, the Company acknowledges and agrees that where the TPOC Portfolio and an Other TP Account are invested in the same portfolio company, their interests may be adverse to each other (including in a distressed scenario, as the holder of the more senior interests may recover some or all of its investment while the holder of the more junior interests does not), and, without the prior written approval of the Company, the Investment Manager shall not cause the TPOC Portfolio to make an investment in a portfolio company if an Other TP Account already owns, or is concurrently making, an investment in a different part of the capital structure of the same portfolio company;

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provided that, for the avoidance of doubt the Investment Manager shall not be required to provide notice of, or seek the Company’s consent with respect to, any investment made by an Other TP Account in a portfolio company in which TPOC Portfolio already holds an investment in a different part of the capital structure. To extent the TPOC Portfolio and one or more Other TP Accounts own an investment in a same portfolio company, the Investment Manager shall notify the Company (as provided in the following sentence) if it makes different investment decisions with respect to such investments (including, but not limited to, selling, hedging against or otherwise reducing the exposure of such investment held by Other TP Accounts and not with respect such investment held by the TPOC Portfolio). The Investment Manager may provide such notice on a monthly basis with respect to all such occurrences during the preceding month, and the Company shall have the opportunity to consult with the Investment Manager following such notice. Notwithstanding anything to the contrary in the foregoing sentence, if the investment action that the Investment Manager proposes to take would or could be reasonably expected to adversely affect the TPOC Portfolio in any material respect, the Investment Manager shall notify the Company in advance of taking any such action so that the Company may determine whether to instruct the Investment Manager to take a similar action in relation to similar assets held in the TPOC Portfolio.
(c)The Company acknowledges and agrees that, in the event that, as a result of the TPOC Portfolio and an Other TP Account investing in different parts of the capital structure of the same portfolio company, the Investment Manager is faced with an actual conflict of interests between the TPOC Portfolio and such Other TP Account (as described above), the Investment Manager may employ such conflict-mitigation or resolution measures as it deems appropriate, taking into consideration the interests of the relevant parties, the circumstances giving rise to the conflict and applicable law, including acting for the TPOC Portfolio based on instructions of the Company, not initiating votes, abstaining from voting, or voting consistent with other investors on a particular matter, not sitting on creditor committees, divesting a party of an investment it might otherwise have continued to hold, potentially resulting in losses or lower profits, or consulting with an independent third party (provided that, for the avoidance of doubt, nothing in this Section 22(c) should be viewed as a waiver of any conflict if the conflict was not managed in a commercially reasonable manner).
(d)The Company agrees that the Investment Manager may refrain from rendering any advice or services concerning securities of companies of which any of the Investment Manager or any of its Affiliates are directors or officers, or companies as to which the Investment Manager or any of its Affiliates have any substantial economic interest or possesses material non-public information, unless the Investment Manager either determines in good faith that it may appropriately do so without disclosing such conflict to the Company or discloses such conflict to the Company prior to rendering such advice or services with respect to the TPOC Portfolio.
(e)From time to time, when determined by the Investment Manager to be in the best interest of the Company, the TPOC Portfolio may, with the prior written approval of the Company in respect of each transaction, purchase securities from or sell securities to Other TP Accounts in accordance with applicable law and utilizing such pricing methodology determined to be fair and equitable to the Company in the Investment Manager’s good faith judgment.
(f)The Company acknowledges that it is the policy of the Investment Manager to allocate, in good faith, new investment opportunities fairly and equitably over time. The Investment Manager expects that the TPOC Portfolio will invest in investment opportunities alongside Other TP Accounts, which have varying investment strategies that overlap to varying degrees. With respect to any investment-grade credit investment opportunity deemed appropriate for the TPOC Portfolio (based on the Investment Guidelines, the Company’s risk-management policies and taking into consideration any discussions with the CIO), as between

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the TPOC Portfolio and each Other TP Account in existence as of the Amendment Effective Date (for so long as such Other TP Account maintains the same investment strategy as its investment strategy in effect on the Amendment Effective Date), the TPOC Portfolio will have priority with respect to the allocation of such investment opportunity. Otherwise, all investment opportunities that the Investment Manager determines appropriate for the TPOC Portfolio, including non-investment-grade credit investment opportunities, will be allocated in accordance with the Investment Manager’s allocation policies and procedures (which provide for the Investment Manager to allocate, in good faith, new investment opportunities fairly and equitably over time considering various factors). If the Investment Manager allocates an investment opportunity that the Investment Manager determined appropriate for the TPOC Portfolio, including a non-investment-grade credit investment opportunity, among the TPOC Portfolio and one or more Other TP Accounts in a manner that results in the TPOC Portfolio being allocated less than a pro rata share of any such investment opportunity relative to such Other TP Accounts, the Investment Manager shall notify the Company (as provided in the following sentence). The Investment Manager may provide such notice on a monthly basis with respect to all such occurrences during the preceding month, and the Company shall have the opportunity to consult with the Investment Manager following such notice.
(g)The Company acknowledges that investments made pursuant to this Agreement may involve substantial risks and potential or actual conflicts of interest and could result in the loss of all or a substantial portion of the Company’s assets (including the assets in the TPOC Portfolio). The Company represents, warrants, covenants and agrees that it has received and reviewed a copy of Part 2A of the Investment Manager’s Form ADV and has read and fully understood the other risks and conflicts described therein. The Company further represents, warrants, covenants and agrees that it has independently examined, consulted with its own advisors, and understands the tax, legal, financial and accounting risks and consequences related to the Company in respect of the transactions contemplated by this Agreement.
23.Aggregation and Allocation of Orders. The Company acknowledges that circumstances may arise under which the Investment Manager determines that, while it would be both desirable and suitable that a particular security or other investment be purchased or sold for the account of more than one of the Investment Manager’s clients’ accounts, there is a limited supply or demand for the security or other investment. Under such circumstances, the Company acknowledges that, while the Investment Manager will seek to allocate the opportunity to purchase or sell that security or other investment among those accounts on a fair and equitable basis, the Investment Manager shall not be required to assure equality of treatment among all of its clients (including that the opportunity to purchase or sell that security or other investment will be proportionally allocated among those clients according to any particular or predetermined standards or criteria). Where, because of prevailing market conditions, it is not possible to obtain the same price or time of execution for all of the securities or other investments purchased or sold for the TPOC Portfolio, the Investment Manager may average the various prices and charge or credit the TPOC Portfolio with the average price.
24.Investment Manager Independent. For all purposes of this Agreement, the Investment Manager shall be deemed to be an independent contractor and shall have no authority to act for, bind or represent the Company or the Company’s shareholders in any way, except as expressly provided herein, and shall not otherwise be deemed to be an agent of the Company. Nothing contained herein shall create or constitute the Investment Manager and the Company as a member of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, nor shall anything contained herein be deemed to confer on any of them

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any express, implied, or apparent authority to incur any obligation or liability on behalf of any other person, except as expressly provided herein.
25.Confidentiality. The parties hereto shall be subject to confidentiality provisions substantially similar to those set forth under Article XII of the Partnership Agreement.
26.Entire Agreement. This Agreement and the Partnership Agreement, together, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, including the Term Sheet and the terms set forth therein, between the parties with respect to the subject matter of this Agreement. There are no understandings between the parties with respect to the subject matter of this Agreement other than as expressed herein and in the Partnership Agreement.
27.Severability. To the extent this Agreement may be in conflict with any applicable law or regulation, this Agreement shall be construed to the greatest extent practicable in a manner consistent with such law or regulation. The invalidity or illegality of any provision of this Agreement shall not be deemed to affect the validity or legality of any other provision of this Agreement.
28.Survival. The provisions of Sections 5, 6, 9, 13, 15, 16, 17, 25, 26 and this Section 28 shall survive the termination of this Agreement.
29.Headings; Interpretation. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. The words “include,” “includes,” “included” and “including” shall be interpreted in this Agreement to mean by way of example and not limitation. The word “person” shall mean a natural person or an entity, as the context requires.
30.Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
31.Amendments. This Agreement may not be modified or amended, except by an instrument in writing signed by the party to be bound or as may otherwise be provided for herein.
32.Business Day. For the purpose of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banking institutions are authorized or required by law or executive order to close in New York, New York.
[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date and year first above written.
THIRD POINT LLC
By:    /s/ Josh Targoff
Name: Josh Targoff
Title:     Partner, COO and General Counsel
SIRIUSPOINT LTD.
By:    /s/ Sid Sankaran
Name:    Sid Sankaran
Title:    Chariman & CEO
SIRIUSPOINT AMERICA INSURANCE COMPANY
By:    /s/ Ming Zhang
Name:    Ming Zhang
Title: Chief Investment Officer
SIRIUSPOINT BERMUDA INSURANCE COMPANY LTD.
By:    /s/ Nicholas Campbell
Name:    Nicholas Campbell
Title:    CEO
SIRIUSPOINT INTERNATIONAL INSURANCE CORPORATION

By:    /s/ Monica Cramer Manhem
Name:    Monica Cramer Manhem
Title:    CEO SiriusPoint International
By:    /s/ Lena Kjellenberg Heynes
Name:    Lena Kjellenberg Heynes
Title:    SVP & General Counsel
[Signature Page to Amended and Restated Investment Management Agreement]
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SCHEDULE I

Investment Guidelines
Capitalized terms used but not otherwise defined in these Investment Guidelines have the meanings ascribed to such terms in the Investment Management Agreement.

Investment Objective

The Investment Manager will seek to make investments for the TPOC Portfolio in corporate debt, sovereign debt, structured credit products and whole loans, in each case, optimized for a target AA rating level under the S&P Global Ratings’ risk-based capital adequacy model dated June 7, 2010 and updated on February 25, 2021 (the “S&P Model”), with a focus on investment-grade credit instruments and the ability to invest in BB-rated corporate bonds and/or to make other opportunistic trades consistent with these Investment Guidelines. For purposes of these Investment Guidelines, credit instrument ratings will be based on the average of all ratings issued by all Nationally Recognized Statistical Ratings Organizations that provide ratings for the applicable credit instrument. The Investment Manager intends to utilize a dynamic allocation process through which the Investment Manager will seek to achieve attractive relative value performance across credit opportunity set and outperform the Benchmark (although no assurance can be provided in such regard).

Investment Principles

The Investment Manager shall not make any investments that would cause the TPOC Portfolio to be in violation of any of the following principles (determined at the time of investment) without the prior approval of the CIO:
•The Investment Manager will seek to make investments for the TPOC Portfolio such that on an overall TPOC Portfolio basis, the credit and duration of the investments in the TPOC Portfolio produce a capital charge of 10-15% based on the S&P Model, inclusive of credit and market risk (assuming non-life bonds).
•No more than 30% of the NAV of the TPOC Portfolio shall be invested in below investment-grade or unrated bonds (excluding whole loans).
•No more than 10% of the NAV of the TPOC Portfolio shall be invested in the securities of any single issuer.
•The Investment Manager will manage the TPOC Portfolio subject to the Company’s overall portfolio industry limitations and single issuer limitations, solely to the extent such limitations are communicated to the Investment Manager by the CIO.
Hedging; Derivatives and other Investment Techniques

The Investment Manager may utilize a variety of hedging strategies on behalf of the TPOC Portfolio (including with respect to interest rates, foreign currency exposure and other exposures) and may seek to attain exposure to certain investments using derivatives, options, short sales or other techniques, as determined appropriate by the Investment Manager and the Company, taking into account the Company’s overall portfolio asset and liability management and the expected
Schedule 1-1
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impact of hedging strategies on the TPOC Portfolio relative to the Benchmark. In connection therewith, the Investment Manager may cause the TPOC Portfolio to invest in futures contracts (and options thereon), forward contracts, currency and other financial instruments, swaps (including interest rate swaps, credit default swaps and total return swaps), put or call options, swaptions, warrants and other derivatives, and repurchase and reverse-repurchase agreements.

Leverage

The Investment Manager may cause the TPOC Portfolio to utilize short-term margin borrowings and/or repurchase agreements when deemed appropriate by the Investment Manager to make investments or meet withdrawal requests. The Investment Manager may also cause the TPOC Portfolio to invest in derivatives and other instruments that are inherently leveraged or use other investment techniques, such as short selling, that have a similar leveraging effect on the TPOC Portfolio. The Investment Manager will not otherwise cause the TPOC Portfolio to utilize any subscription-based credit facilities, asset-based credit facilities secured by the assets of the Company or other similar mechanisms to create leverage without the prior approval of the Company.
Schedule 1-2
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